EXHIBIT 99.1

Company Contacts:
Brian Mower	Betsy Truax
CFO	Investor Relations Consultant
(801) 975-1191	(208) 241-3704
www.iomed.com	info@iomed.com

IOMED Reports Third Quarter Fiscal 2007 Results

Salt Lake City, UT (May 15, 2007) — IOMED, Inc. (AMEX:IOX) today reported financial results for the third quarter and nine months of fiscal 2007, which ended March 31, 2007.

Third Quarter Results

For the quarter ended March 31, 2007, sales were up almost 4% over the previous fiscal quarter. On a year-to-year basis, third quarter sales were $2,129,000 compared with $2,688,000. The decreased sales were primarily due to reduced unit sales volume stemming from the loss of Compex Technologies, Inc., which was acquired by IOMED’s largest competitor, as a distributor. Sales were up 3.7% over the second quarter of fiscal 2007. Gross margin for the third quarter of fiscal 2007 was 58% compared with 59% a year ago.

Total operating expenses of $1,328,000 decreased 20% from the prior-year quarter. Selling, general and administrative costs were down 27% from a year ago due primarily to a significant reduction in legal expenses and to lower costs on reduced sales. Research and development costs increased 10% due to higher outside contract services related to the Company’s development and pending commercial launch of the Hybresis™ product.

IOMED reported net income of $18,000, or nil per share, for the third quarter of fiscal 2007 compared with net income of $15,000, or nil per share, for the third quarter of fiscal 2006.

Nine-Month Results

For the nine months of fiscal 2007, IOMED reported sales of $6,694,000, a decrease of 19% over a year ago and primarily reflecting lost volume from Compex.  Gross margin fell one percentage point during the period to 59%. The net loss for the nine months of fiscal 2007 was $608,000, or $0.08 per diluted share. Included in the net loss was $813,000 of litigation expenses recognized in the first six months of the fiscal year. Excluding these litigation expenses, the Company would have reported $205,000 of net income despite reduced sales.

IOMED reported negative operating cash flow of $496,000 for the nine-month period ended March 31, 2007, due primarily to the impact of lower unit sales volume and litigation expenses. At March 31, 2007, IOMED had $7.8 million of cash and cash equivalents, $8.9 million of working capital, $40,000 of long-term debt, and $10.4 million of total equity.

Management Comments

Robert J. Lollini, President and CEO, said, “During the third quarter, product sales improved over the prior quarter and legal expenses were reduced to normal levels following the successful resolution of our intellectual property litigation during last quarter. Comparing second and third quarters of fiscal 2007, product sales increased 4%, total operating expenses improved 33% and net income improved by $694,000 as we went from a net loss to net income during the third quarter.

“Our Hybresis product has garnered significant attention in the industry and throughout our distribution network. It earned the cover story in the April issue of Drug Delivery Technology, one of the leading trade publications in our industry, and was named a finalist in the 2007 Utah Innovation Award’s medical device product category. Hybresis is currently undergoing beta testing at several clinics nationwide. The product launch and roll out is expected in the first quarter of fiscal 2008.”

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisitions. To find out more about IOMED, Inc. (AMEX:IOX), visit our website at www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

—TABLES FOLLOW—

INCOME STATEMENTS

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Product sales	$2,129,000	$2,688,000	$6,694,000	$8,226,000
Cost of products sold	884,000	1,097,000	2,778,000	3,314,000
Gross profit	1,245,000	1,591,000	3,916,000	4,912,000

Operating costs and expenses:
Selling, general and administrative	987,000	1,350,000	3,852,000	3,809,000
Research and product development	341,000	309,000	989,000	772,000
Total operating costs and expenses	1,328,000	1,659,000	4,841,000	4,581,000

Operating income (loss)	(83,000)	(68,000)	(925,000)	331,000

Other income (expense):
Interest expense	(10,000)	(18,000)	(35,000)	(62,000)
Interest and other income, net	111,000	101,000	352,000	278,000

Net income (loss)	$18,000	$15,000	$(608,000)	$547,000

Income (loss) per share:
Basic	$0.00	$0.00	$(0.08)	$0.08
Diluted	$0.00	$0.00	$(0.08)	$0.07

Shares used in the computation of income (loss) per share:
Basic	7,659,000	7,145,000	7,620,000	6,940,000
Diluted	7,767,000	7,942,000	7,620,000	7,876,000

CONDENSED BALANCE SHEETS

	March 31,	June 30,
	2007	2006
	(unaudited)	(audited)
Cash and cash equivalents	$7,824,000	$8,426,000
Working capital, net	$8,914,000	$9,418,000
Restricted cash	$28,000	$275,000
Total assets	$11,607,000	$12,673,000
Long-term obligations	$40,000	$393,000
Accumulated deficit	$(31,740,000)	$(31,132,000)
Shareholders’ equity	$10,387,000	$10,816,000

STATEMENTS OF CASH FLOWS

	Nine Months Ended
	March 31,
	2007	2006
	(unaudited)
Cash flows from operating activities
Net income (loss)	$(608,000)	$547,000
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	159,000	314,000
Other non-cash charges	74,000	116,000
Changes in operating assets and liabilities:
Accounts receivable	284,000	82,000
Inventories	(131,000)	60,000
Prepaid expenses	33,000	64,000
Trade accounts payable	(75,000)	(40,000)
Other accrued liabilities	(232,000)	(227,000)
Net cash provided by (used in) operating activities	(496,000)	916,000

Cash flows from investing activities
Purchases of equipment and furniture	(128,000)	(49,000)
Purchase of intangible assets	—	(750,000)
Net cash used in investing activities	(128,000)	(799,000)

Cash flows from financing activities
Change in restricted cash balance	247,000	231,000
Proceeds from issuance of common shares	105,000	198,000
Payments on long-term obligations	(330,000)	(417,000)
Net cash provided by financing activities	22,000	12,000

Net increase (decrease) in cash and cash equivalents	(602,000)	129,000

Cash and cash equivalents at beginning of period	8,426,000	8,293,000

Cash and cash equivalents at end of period	$7,824,000	$8,422,000

#   #   #